                      EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This agreement dated the 12th day of October, 1995

BETWEEN

                             UV WATERGUARD SYSTEMS INC., of
                             2800 Ingleton Avenue
                             Burnaby, BC V5C 6G7
                             (a company incorporated under the laws of British Columbia)

                             ("SELLER")

AND

                             CHIYODA KOHAN CO., LTD., of
                             Kacho Bldg., 7-16-7 Ginza
                             Chuo-Ku
                             Tokyo 104, Japan
                             (a company incorporated under the laws of Japan)

                             ("C-K")

AND

                             NIMAC CORPORATION, of
                             7th Fl., Landic Akasaka
                             3-4, Akasaka 2-Chome
                             Minato-Ku
                             Tokyo 107, Japan
                             (a company incorporated under the laws of Japan)

                             ("NIMAC")

Effective August 17, 1995, UV Systems Technology Inc.
assumed this contract from UV Waterguard Systems Inc.

                                   WITNESSETH

   WHEREAS, SELLER has been engaged in the manufacture and marketing of the Products (as hereinafter defined) and desires to expand the sale of same;

   WHEREAS, among other things, NIMAC is engaged in importing various products and C-K is engaged in distributing and marketing various products in Japan;

   WHEREAS, NIMAC desires to act as, and SELLER desires to appoint NIMAC as, the sole and exclusive importer of the Products in the Territory (as hereinafter defined); and,

   WHEREAS, C-K desires to act as, and NIMAC desires to appoint C-K as exclusive distributor of the Products in the Territory.

   NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1.  DEFINITIONS

The following words shall have the following meanings when used in this
Agreement:

   1.1    "Agreement" shall mean this Agreement and any amendments hereto.

   1.2    "Delivery Point" shall mean FOB NEAREST PORT TO PLACE OF
MANUFACTURE.

   1.3 "Individual Contract" shall mean a Purchase Order for the Products issued by NIMAC.

   1.4 "Equipment" shall mean WATERGUARD'S U.V. LAMP SYSTEM FOR USE AND APPLICATION WITH CHAMBER-TYPE UV EQUIPMENT where transmissions are greater than 65% transmission and AS FURTHER described in EXHIBIT A hereto or hereafter manufactured by or at the direction of SELLER, and any and all modifications and successor models thereof and all new devices developed by SELLER to accomplish substantially the same purposes.

   1.5 "Marks" shall mean all trademarks, tradenames, emblems, designs, patents and other intellectual property utilized in connection with the Products (and identified in EXHIBIT B annexed hereto) and any abbreviation and modification thereof.

   1.6 "Parts" shall mean replacement parts for, or components of, the Equipments.

   1.7    "Product(s)" shall mean, as applicable, the Equipment and/or Parts.

   1.8 "Purchase Order" shall mean NIMAC'S standard form purchase order AS ATTACHED HERETO AS EXHIBIT E.

   1.9 "Minimum Order Quantity" shall mean the quantity which NIMAC and C-K shall place orders for with SELLER within three years from the EFFECTIVE DATE OF THIS AGREEMENT as described in EXHIBIT C.

   1.10 "Purchaser(s)" shall mean ultimate purchasers and users of the Products, as applicable.

   1.11   "Territory" shall mean Japan.

   1.12 "Distribution Agreement" shall mean the Agreement to be entered into by NIMAC and C-K for the marketing of the Product in the Territory.

ARTICLE 2:  APPOINTMENT

   2.1 SELLER hereby appoints NIMAC, and NIMAC accepts the appointment as SELLER's SOLE AND EXCLUSIVE IMPORTER of the Products into the Territory.

   2.2 During the term of this Agreement, SELLER shall not directly or indirectly (i) sell, distribute, market, lease or otherwise make available the Products within the Territory except through NIMAC or (ii) grant a licence to, without prior notice and acceptance from NIMAC, to anyone other than NIMAC for the sale of the Products.

   2.3 SELLER shall promptly refer to NIMAC all inquiries for the Products originating in or for delivery to the Territory.

   2.4 SELLER hereby grants NIMAC the right to appoint distributor for marketing of the Product within the Territory under terms determined by NIMAC and such distributor. Pursuant to such right, NIMAC hereby appoints C-K as distributor for market of the Product within the Territory, and C-K hereby accepts such appointment.

   2.5 Nothing contained herein shall be construed or deemed to make the parties hereto joint venturers or partners or to constitute any party an agent or employee or the other. None of the parties shall at any time make any representation, in writing or orally, that it is an agent, partner or joint venturer with the other. None of the parties shall have the right, power or authority to assume or create any obligation, express or implied, on behalf of any of the other.

   2.6 SELLER grants to NIMAC and C-K an exclusive option, for a period of one (1) year from date of this agreement rights to market and sell open channel systems for the disinfection of wastewater and/or sewage effluent wherein the transmission of the fluids is less than 65%. Each party mutually agrees to refer such enquiries to the other as they arise.

   2.7 Should the parties to this Agreement be unable to conclude an agreement covering marketing and sales rights to open channel systems, SELLER shall have the right at its sole option to appoint another company to represent the products in the Territory.

ARTICLE 3:  PURCHASE AND SALE; PRICE; PAYMENT; INSPECTION; DELIVERY

   3.1 Subject to the other terms and conditions of this Agreement, SELLER shall sell to NIMAC, and NIMAC shall purchase from SELLER the Products. Such purchase and sale shall be in accordance with this clause 3.1.

   3.1.1 The sale and purchase of the Products hereunder shall be based on the terms and conditions set forth herein and in the applicable Purchase Order, PROVIDED that if any discrepancy should occur between the terms and conditions of this Agreement and those set out in the printed portion of the Purchase Order, this Agreement shall prevail. An individual Contract for the Products shall be deemed to have been made when NIMAC receives SELLER's acceptance of the Purchase Order, such acceptance being indicated by SELLER's countersignature on the Purchase Order,

SELLER's issuance of a sales confirmation or similar document, SELLER's acquiescence, SELLER's delivery of the Products or the like, PROVIDED that if any terms in such sales confirmation or similar document conflict with, or supplement, the terms of this Agreement or the Purchase Order, such conflicting or supplemental terms shall be deemed null and void and the provisions of this Agreement and Purchase Order shall govern.

SELLER shall endeavor to timely fill all NIMAC orders.

   3.1.2 SELLER and NIMAC agree on a Purchase Contract with the list price and discount rate as described in Exhibit D, which is applicable to sell and purchase.

   3.1.3 SELLER shall deliver and NIMAC shall take delivery of the Products at the Delivery Point. SELLER shall pack the Products to withstand extensive international transportation, exposure and handling. Upon such delivery, title and risk of loss to the Products shall pass to NIMAC.

ARTICLE 4:  INSPECTION

   Upon reasonable notice to SELLER, NIMAC and/or C-K shall have the right to inspect, randomly or otherwise, the Products at the place of SELLER, or other manufacturer of the Products, if any, prior to packing thereof. SELLER shall timely notify NIMAC of the production schedules for the Products and of the readiness of Products for packing. Inspection shall be at NIMAC's expense or the party who makes such inspection. Inspection of any Products by NIMAC or C-K shall not constitute acceptance thereof nor shall it constitute a waiver of any claim or right which NIMAC, C-K or Purchasers may have with respect thereto.

ARTICLE 5:  MINIMUM QUANTITY

   C-K shall, in accordance with this Agreement, regularly purchase the Products not less than the annual quantity for each twelve (12) months period mentioned in the "Annual Order Quantity Schedule" attached hereto as EXHIBIT C and made a part hereof.

ARTICLE 6:  PATENTS, TRADEMARKS AND TRADENAMES

   6.1 SELLER warrants to NIMAC and C-K and represents that it is the rightful and legal owner or licensee of all rights, title, and interest to any and all present or future patents, know-how, trademarks, tradenames, emblems, designs, copyrights or other intellectual property used in connection with the manufacture, sale and promotion of the Products.

   6.2 SELLER hereby grants to NIMAC and C-K the sole and exclusive right and license to use all Marks in connection with the promotion, sale and distribution of the Products, WITHIN THE TERRITORY.

   6.3 If SELLER adopts any other trademarks, tradenames and the like in connection with the Products in the future, SELLER shall notify NIMAC and C-K immediately thereof and same shall be included in the term "Marks".

   6.4 NIMAC and C-K acknowledges that SELLER is the owner or the licensee of the right to use the Marks. At SELLER's sole expense AND OPTION, SELLER shall duly register and keep effective in the Territory the Marks and the exclusive right granted to NIMAC and C-K with respect to the Marks, and shall take all steps necessary to duly protect the Marks.

ARTICLE 7:  SALES PROMOTION; TECHNICAL ASSISTANCE

   7.1 NIMAC and C-K shall exert its best efforts to promote the sale of the Products in the Territory.

   7.2 Upon SELLER's request, NIMAC and/or C-K shall furnish SELLER with reports relating to the sale of Products. Each party shall furnish the other party with information which is necessary or helpful with respect to the sales promotion of the Products.

   7.3 Upon the request of NIMAC and/or C-K, SELLER shall provide to NIMAC and/or C-K, free of charge, a reasonable number of samples, catalogs, brochures and other promotional materials which may be useful to promote the sale of the Products.

   7.4 At no cost to NIMAC and C-K, SELLER shall provide NIMAC and C-K with (i) such technical advice and information as may be desirable for a full understanding of the Products and (ii) training for a period of FIVE (5) CONTINUOUS DAYS for FOUR (4) personnel dispatched by NIMAC and/or C-K to SELLER's facilities. TIME IN EXCESS OF FIVE (5) DAYS SHALL BE PAID FOR AT THE SERVICE RATE SHOWN ON EXHIBIT D.

   7.5 If requested by NIMAC and/or C-K, SELLER shall promptly provide technical support (including the dispatch of SELLER's qualified personnel) to ensure the proper installation, calibration and use of the Products and to provide advice, training and assistance to NIMAC's and C-K's personnel. SUCH REQUEST FOR TECHNICAL SUPPORT SHALL BE PAID FOR AT THE RATES SHOWN ON
EXHIBIT D, PLUS REIMBURSEMENT OF EXPENSES, AT COST.

ARTICLE 8:  WARRANTY

   8.1 SELLER hereby warrants to NIMAC and/or C-K THE PRODUCTS against defects in material and workmanship, and to operate properly at the time of initial installation in an electrical circuit having the correct characteristics for control and lamp operation.

   8.2 The SELLER shall guarantee to NIMAC and C-K, 1500 hours for lamp life, and the controller for a period of twelve (12) months from the date of original installation or eighteen (18) months from delivery to the Delivery Point, whichever is shorter.

   SELLER'S obligation under this warranty or otherwise is expressly limited to replacement of the merchandise involved, or at its option, refund of any amount not to exceed the sales price to its original customer for the merchandise involved, and only when the defects have not been caused by misuse, neglect, improper installation, alteration, or accident.

   8.3 SELLER may require the return of merchandise claimed as defective for its examination and it shall be the sole judge as to whether material is in fact defective under the terms of this warranty. A written Material Return Authorization must be obtained from SELLER prior to the return of any Products previously purchased from SELLER. All unauthorized returns may be sent back to NIMAC and/or C-K at

NIMAC's and/or C-K's expense. Return shipments must be prepaid. IF THE RETURNED ITEM IS DETERMINED TO BE DEFECTIVE WITHIN THE TERMS OF THE WARRANTY, THE COST OF SHIPPING WILL BE REIMBURSED BY SELLER.

   8.4 SELLER, at its option after inspection of returned, claimed-defective Product, will replace Product or credit such Product in accordance with SELLER's Warranty for the Product involved.

   8.5 These alternatives shall be NIMAC's and/or C-K's exclusive remedies. IN NO CASE WILL SELLER BE LIABLE FOR CONSEQUENTIAL DAMAGES EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

   8.6 THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

   Lamps will not be considered for credit which are claimed as defective more than two (2) years after their date of manufacture.

ARTICLE 9:  INDEMNITY

   SELLER, AT ITS SOLE OPTION, SHALL DEFEND ANY CLAIM OF infringement of patent, trademark or tradename rights, provided that NIMAC and/or C-K shall have informed SELLER thereof. In complying with the provisions of this Paragraph, SELLER shall actively and at its own expense defend against any such claim. If in NIMAC's or C-K's sole opinion SELLER fails to mount an adequate defense to such claim, NIMAC and/or C-K, AT ITS SOLE EXPENSE, shall have the right to ASSIST SELLER IN ITS DEFENSE.

SELLER's obligations hereunder shall survive the expiration or termination of this Agreement.

ARTICLE 10:  CONFIDENTIALITY

   None of the parties shall disclose to any person, firm or corporation any knowledge or information pertaining to, or discerned in connection with this Agreement, of the conduct or details of the business of the other party, unless and until such knowledge or information becomes part of the public domain.

ARTICLE 11:  TERM AND TERMINATION

   11.1 This Agreement shall commence as of the date first above written and shall have an initial term of five (5) years, and shall thereafter be automatically renewed for successive terms of one (1) year each, unless not less than ONE HUNDRED AND EIGHTY (180) DAYS prior to the expiration of the THEN CURRENT TERM either party gives the other party written notice terminating this Agreement upon the expiration of the THEN CURRENT TERM. ANY PURCHASE ORDERS OR INDIVIDUAL CONTRACTS WHICH ARE OUTSTANDING AT THE TIME OF TERMINATION, AT THE OPTION OF THE TERMINATED PARTY, MAY BE DELIVERED OR CANCELLED.

   11.2 This Agreement may be terminated by any of the parties upon written notice to each of the other if (i) the other party fails to fulfill its material obligations hereunder and such failure is not remedied within thirty
(30) days after its receipt of a written notice requesting a remedy thereof; or (ii) there is a substantial change in the ownership of control of the other party.

   11.3 This Agreement may be terminated by any of the parties upon written notice to either party of the other parties if the other party becomes insolvent or any voluntary or involuntary petition in bankruptcy is filed by or against such party or a trustee is appointed with respect to any of the assets of such party, or a liquidation proceeding is commenced by or against such party AND such party discontinues its business.

   11.4 Termination of this Agreement shall not relieve any of the parties of its obligations incurred prior thereto, or any rights or obligations which by their terms survive or take effect upon termination. Regardless of the reasons for termination of this Agreement, all outstanding credits and liabilities under the warranty provisions hereof shall continue to remain in force. IN THE EVENT OF TERMINATION DUE TO PROVISIONS CONTAINED WITHIN
CLAUSES 11.2 AND 11.3, NIMAC and C-K shall have the option to accept delivery under or cancel, in whole or in part, any Purchase Orders or individual Contracts which are outstanding at the time of termination of this Agreement. Notwithstanding termination, NIMAC and/or C-K may continue to sell any unsold Products and use the Marks in connection therewith.

   11.5 All goodwill developed within the Territory in connection with the sale and distribution of the Products shall remain the property of NIMAC and C-K.

   11.6 SELLER agrees that for at least one (1) year after the termination, SELLER shall make available and offer for sale Parts at a reasonable price and service the Products at a reasonable cost.

   11.7 WITHIN ONE YEAR OF TERMINATION OF THIS AGREEMENT, NIMAC AND/OR C-K SHALL PROVIDE SELLER WITH A COMPLETE LIST OF PRODUCT PURCHASERS, INCLUDING NAMES, ADDRESSES, PRODUCT DESCRIPTION AND QUANTITY, TO ALLOW SELLER TO CONTINUE TO SERVICE PURCHASER.

ARTICLE 12: FORCE MAJEURE

   None of the parties shall be responsible to the other party for (nonperformance or) delay in performance under this Agreement and/or any individual Contract due to acts of God, civil commotion, war, riots, strikes, lockouts, severe weather, fires, explosions, (transportation delays), governmental actions or other (similar) caused beyond the control of such party, PROVIDED that the party so affected shall promptly give notice thereof to the other party and shall continue to take all action reasonably within its power to comply herewith as fully as possible.

ARTICLE 13: ARBITRATION AND APPLICABLE LAW

ARBITRATION

   All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, will be referred to and finally resolved by arbitration under the rules and procedures of the British Columbia International Commercial Arbitration Centre except that all proceedings of the arbitration will be in English.

   The appointing authority will be the British Columbia International Commercial Arbitration Centre.

   The place of arbitration will be in Vancouver, British Columbia.

   Governing Law to this Agreement and its application and interpretation will be exclusively governed by and construed with the laws prevailing in British Columbia which will be deemed to be the proper law hereof.

ARTICLE 14:  GENERAL PROVISIONS

   14.1 This Agreement, except as provided herein, is not assignable by either party, in whole or in part, without the prior written consent of the other party, and any attempted assignment or participation without such approval shall be null and void.

   14.2 Any notice made in relation to this Agreement or performance thereunder shall be in writing and delivered by hand or sent by prepaid certified mail, return receipt requested, telefax/telex (with a copy by certified mail) to the following addresses:

If to  NIMAC                           If to  C-K
       NIMAC Corporation                      Chiyoda Kohan Co., Ltd.
       7th Fl., Landic Akasaka                Kacho Bldg., 7-16-7, Ginza
       3-4, Akasaka 2-Chome                   Chuo-Ku
       Minato-Ku, Tokyo 107, Japan            Tokyo 104, Japan
       Attn: Toshio Kimura                    Attn: K. Shimizu
       Telephone No.: 8-3-3588-2690           Telephone No.: 8-3-3542-5292
       Facsimile No.  8-3-3588-4918           Facsimile No. 8-3-3541-9377

If to  SELLER

       Attn:            D.F. Sommerville
       Facsimile No.:   01-604-451-1072
       Telephone No.:   01-604-451-1069

or such other address as the intended recipient previously shall have designated in writing. All notices hereunder shall be deemed to be made upon receipt. Rejection or other refusal to accept or the inability to deliver because of change of address of which no notice was given shall be deemed to be receipt of the notice sent.

   14.3 The provisions of this Agreement shall be deemed to be severable, and the invalidity of any provision of this Agreement shall not affect the validity of the remaining provisions of this Agreement.

   14.4 The failure of any of the parties hereto to enforce at any time any of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

   14.5 The paragraph headings herein are for ease of reference only and are not to be utilized in construing or interpreting this Agreement.

   14.6 No provision of this Agreement shall be construed against or interpreted to the disadvantage of either party hereto by any court or governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

   14.7 Whenever the approval or consent of SELLER, NIMAC and/or C-K is required under this Agreement, such approval or consent shall not be unreasonably withheld.

   14.8 This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior discussions, agreements and understandings between the parties with respect to the subject to matter of this Agreement. No representation or statement not contained in this Agreement shall be binding on SELLER, NIMAC and C-K as a warranty or otherwise. No amendment of modification of this Agreement shall be binding on the parties unless made in writing expressly referring to this Agreement and signed by and authorized representative of each party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

  SELLER
         ------------------------------------

  By: UV Waterguard Systems             By:  NIMAC Corporation
      -------------------------------        -------------------------------


  Name: /s/ D.F. Sommerville                Name: /s/ [illegible]
        -----------------------------             --------------------------
  Title: President                          Title: Deputy General Manager
         ----------------------------              -------------------------
         D.F. Sommerville
         ----------------------------

  By: Chiyoda Kohan Co., Ltd.

  Name: /s/ [illegible]
        -----------------------------

  Title: President
         ----------------------------

                                   EXHIBIT A

Equipment mentioned in Article 1.4 contains the following items manufactured, produced, and delivered by SELLER.


     A.  U.V. LAMP

-    model AC 4-100
-    model AC 4-50
-    model AC 4-25
-    model AC 2-50
-    model AC 2-70
-    model AC 2-100


     B.  CONTROLLER*

-    for control of AC 4-100 lamp
-    for control of AC 4-50 lamp
-    for control of AC 4-25 lamp
-    for control of AC 2-50 lamp
-    for control of AC 2-70 lamp
-    for control of AC 2-100 lamp

*Available to control ANY NUMBER OF LAMPS.

                                   EXHIBIT B

                                     MARKS

                              PRODUCT MODEL NUMBER

       LAMPS                                     CONTROL MODULES
       -----                                     ---------------
     AC 4-100                              H4101, H4103, H4106, H4109
     AC 4-50                               H4051, H4053, H4056, H4059
     AC 4-25                               H4251, H4253, H4256, H4259
     AC 2-50                               H2051, H2053, H2506, H2509
     AC 2-70                               H2071, H2073, H2076, H2079
     AC 2-100                              H2101, H2103, H2106, H2109


                         PRODUCT DESCRIPTION/TRADE NAMES

Water [LOGO] Guard

Waterguard

Water Guard

U.V. Waterguard Systems Inc.

                                   EXHIBIT C

Minimum Order Quantity is agreed and confirmed among SELLER, NIMAC, and C-K as mentioned hereunder.

1. 20 units (1 each AC 4-100 or AC 4-25 lamp and 1 each controller per unit) to be purchased by NIMAC and to be delivered to C-K in the first year after signing Agreement, in the following schedule.


          10 units for immediate delivery (approximately 3 months after order)

          10 units for delivery within 12 months after signing Agreement.

2. Purchase commitment for minimum quantity purchases and delivery schedule for second and third year to be negotiated AND CONCLUDED prior to first year anniversary.

3. Purchase commitment for minimum quantity purchases and delivery schedule for FOURTH YEAR AND FIFTH YEAR TO BE NEGOTIATED AND CONCLUDED PRIOR TO THIRD YEAR ANNIVERSARY.

                                   EXHIBIT D

List price and discounting rate per ordered quantity for the Products are agreed and confirmed among SELLER and NIMAC, and C-K as mentioned hereunder.

A. Waterguard lamp unit price and discount rate/discount price per ordered quantity:


         model AC 4-100 lamp                    US$2,047.00
         model AC 4-50 lamp                     US$1,687.00
         model AC 4-25 lamp                     US$1,577.00
         model AC 2-50 lamp                     US$1,397.00
         model AC 2-70 lamp                     US$1,506.00
         model AC 2-100 lamp                    US$1,563.00


             QUANTITY                   DISCOUNT RATE FROM LIST PRICE
             --------                   -----------------------------

FIRST ORDER:

      20 AC 4-25 or AC 4-100                         10%

SUBSEQUENT ORDERS:

               0 - 50                                 0%
              51 - 150                                5%
             151 - 250                              7.5%
             251 -                                   10%

B. Waterguard controller price and discount rate/discount price per ordered quantity:

      for control of AC 4-100 lamp                        US$14,971.00
      for control of AC 4-50 lamp                         US$13,857.00
      for control of AC 4-25 lamp                         US$11,904.00
      for control of AC 2-50 lamp                         US$ 9,692.00
      for control of AC 2-70 lamp                         US$10,620.00
      for control of AC 2-100 lamp                        US$11,278.00


             QUANTITY                            DISCOUNT RATE FROM LIST PRICE
             --------                            -----------------------------

FIRST ORDER:

  20 controllers for AC 4-25 or AC 4-100                     20%

SUBSEQUENT ORDERS:

               0 - 25                                         0%
              26 - 50                                         5%
              51 - 100                                        8%
             101 -                                           12%

SELLER agrees to hold prices, not to exceed those shown above, and shall endeavour to reduce prices based on negotiations with suppliers or on quantities to be ordered by NIMAC and C-K.

Should the parties to this agreement be unable to reach an agreement on ongoing prices, the agreement shall be terminated by mutual consent.


SERVICE AND TRAINING
---------------------

     Daily rate, including travel time:                       US$1,120.00
     Hotel and per diem expense:                                  At cost
     Service and air transport expense:                           At cost